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                                                               December 31, 2005
Mr. Jonathan Doctor
Chief Executive Officer and President
PracticeXpert, Inc.
23975 Park Sorrento Drive
Suite 110
Calabasas, California 91302

Dear Mr. Doctor:

The purpose of this letter is to set forth the agreement by and between Transcend Services, Inc., a Delaware corporation ("Transcend"), and PracticeXpert, Inc., a Nevada corporation ("PXpert"), regarding the provision of medical transcription services to current customers of PXpert after December 31, 2005, as more fully described below (the "Agreement").

PXpert, through its wholly-owned subsidiary, PracticeXpert of Texas, Inc., a Texas corporation ("PXTX"), currently provides medical transcription services to various entities (each a "Qualified Customer") under written and/or verbal terms and conditions (the "Service Contracts") for fees (the "Service Fees") payable in cash at specified times (the "Business").

PXpert, through PXTX, employs medical transcriptionists (the "Employee Transcriptionists") and engages independent contractors (the "IC Transcriptionists") to perform medical transcription services for the Qualified Customers. In addition, PXpert, through PXTX, employs certain other management, supervisory, quality assurance, technical and administrative personnel (the "Infrastructure Employees") and utilizes various systems (each a "System") in the operation of the Business.

The following information is set forth in Exhibit I for each Qualified Customer:

      1.    The name, address and contact person;

      2.    A description of the Service Contract, if any;

      3.    A designation of the applicable System; and

      4. The approximate current amount of Service Fee payable during a month.

The following human resource information regarding the Business is set forth in
Exhibit II:

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      1.    A list of current Employee Transcriptionists along with a
            description of the compensation program for each Employee Transcriptionist;

      2. A list of current IC Transcriptionists along with a description of the compensation program for each IC Transcriptionist; and

      3. A list of current Infrastructure Employees along with a description of the compensation program for each Infrastructure Employee.

Subject to the terms and conditions herein provided, the parties agree as follows:

      1. PXpert agrees to sell, transfer and assign to Transcend, and Transcend agrees to acquire and purchase from PXpert the Business on the terms and conditions described below.

      2. Transcend agrees to offer employment to all of the Employee Transcriptionists set forth in Exhibit II.

      3. Transcend agrees to offer to engage all of the IC Transcriptionists set forth in Exhibit II.

      4. Transcend agrees to offer employment to the following Infrastructure Employees set forth in Exhibit II:

            a.    Kabina Campbell;

            b.    Valerie Bryant;

            c.    Crista Brann

            d.    Darla Anderson;

            e.    Michelle Gilbank; and

            f.    Joy Sheklow.

      5. Transcend agrees to retain the services of Michael Gale [and perhaps others] on a fee-for-service basis at the compensation rate presented in Exhibit II for a mutually agreeable period of not less than two weeks (i.e., through January 15, 2006), but not longer than three months (i.e., through March 31, 2006).

      6. Transcend agrees to extend an offer not later than January 7, 2006 to each Qualified Customer to perform medical transcription services for each Qualified Customer under similar terms and conditions as the applicable Service Contract and to transition each Qualified Customer who is willing to transition from the System to the appropriate Transcend system in a coordinated effort with PXpert that shall commence as early as January 3, 2006 and shall be completed as soon as practical, but, in any event, not later than March 31, 2006. Until such time as a Qualified Customer either elects not to be served by Transcend or is transitioned to a Transcend system, but, in any event, not later than March 31, 2006, Transcend shall provide transcription services to the Qualified Customers utilizing Transcend's human resources, some of which would have been obtained from PXpert as discussed above, and the Systems. Transcend shall have no obligation to provide medical transcription services to Qualified Customers that decline Transcend's offer to provide medical transcription services to them on one of Transcend's systems. Qualified Customers that decline Transcend's offer to provide medical transcription services to them will be notified by Transcend to find an alternative provider of medical transcription services as soon as possible,

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

            but not later than two weeks after they either decline or are not responsive to the deadline for response in Transcend's offer.

As consideration for the acquisition of the Business as described above, and subject to the additional terms and conditions described below, Transcend agrees to pay a purchase price to PXpert for the Business of up to Five Hundred Thousand Dollars ($500,000) (the "Purchase Price"). The Purchase Price shall be payable as follows: (1) a non-refundable advance (the "Advance") against future Earn-outs in the amount of Forty Thousand Dollars ($40,000) by wire transfer of immediately available funds in cash at Closing; and (2) the remainder (hereafter referred to as an "Earn-out"), if any, on a quarterly basis within 30 days after each calendar quarter for a period of three years and 45 days from the Closing at the rate of 50% (the "Earn-out Factor") of the cash profits (the "Cash Profits") of the Business from Qualified Customers only in excess of the Advance. The cash profits received by Transcend during the quarterly period immediately preceding the then-current calendar quarter shall be determined using the mutually agreed-upon methodology specified by way of a quarterly Earn-out Report, as formatted in Exhibit III.

To help ensure that the payment terms of the Purchase Price, as illustrated in the Earn-out Report in Exhibit III, are clearly understood by both parties to the Agreement, the following provisions related to the Earn-out Report are hereby included in the Agreement:

      1. Only the amount of cash received by Transcend from the Qualified Customers during a calendar quarter, not the amount billed by Transcend to the Qualified Customers during a calendar quarter, qualifies for inclusion in the Earn-out Report for the applicable calendar quarter.

      2. Further, PXpert shall not receive credit in the Earn-out Report for any incremental cash that Transcend receives from non-qualified customers (the "Non-Qualified Customers") as a result of Transcend's sales efforts to the Qualified Customers. For example, if PXpert performed medical transcription services for the radiology department of a Qualified Customer and Transcend sold medical transcription services to the cardiology department of the Qualified Customer, then the cardiology department is deemed a Non-Qualified Customer, and the cash received from the cardiology department would not qualify for inclusion in the Earn-out Report. Similarly, cash received by Transcend for additional medical transcription services performed by Transcend for other entities, branches or facilities within the Qualified Customer would be deemed Non-Qualified Customers and would not qualify for inclusion in the Earn-out Report. On the other hand, if a Qualified Customer currently splits its overflow transcription work between PXpert and one or more other vendor(s) and Transcend subsequently was awarded all of the overflow work for said Qualified Customer, then the cash received by Transcend from the incremental overflow work previously performed by a third party vendor would qualify for inclusion in the Earn-out Report. Further, if a Qualified Customer's volume of medical transcription increased as the sole result of the internal growth of the Qualified Customer's patient volume, then cash received by Transcend for such incremental

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

            medical transcription work during a calendar quarter qualifies for inclusion in the Earn-out Report for the applicable quarter.

      3. The expenses deducted from the cash receipts included in the Earn-out Report for a calendar quarter are accrual-based direct expenses attributable to the Qualified Customers, as reflected in Transcend's financial statements and determined in accordance with generally accepted accounting principles consistently applied, not the cash expended by Transcend for direct expenses related to the Qualified Customers during the applicable quarter. Direct expenses shall include only the following: (i) payroll, payroll taxes, employee benefits, telecommunication expenses and other direct expenses for the Employee Transcriptionists; (ii) fees payable to the IC Transcriptionists; (iii) payroll, payroll taxes, employee benefits and other direct expenses for the Infrastructure Employees for the portion of their time spent serving the Qualified Customers; (iv) production management specifically identifiable with the Qualified Customers; (v) customer service specifically identifiable with the Qualified Customers; (vi) technical support for production operations specifically identifiable with the Qualified Customers;
            (vii) speech recognition expense specifically identifiable with the Qualified Customers; (viii) depreciation and amortization related to production operations specifically identifiable with the Qualified Customers; and (ix) any other specifically identifiable direct expense attributable to the Qualified Customers. Such direct expenses shall not include an allocation of Transcend's general and administrative overhead expenses. At the same time that Transcend provides the Earn-out Report, Transcend shall provide a copy of its financial statements for the Qualified Customers for a calendar quarter to PXpert in support of the expenses shown in the Earn-out Report for the applicable quarter. The Chief Financial Officer or Chief Accounting Officer of Transcend shall certify said financial statements as being complete and accurate. In addition, Transcend shall provide supporting information for said financial statements to PXpert within two weeks of receiving a written request from the Chief Financial Officer of PXpert.

      4. Transcend and PXpert agree that the Cash Profit shown in the Earn-out Report for a calendar quarter shall be based upon the cash received by Transcend from Qualified Customers during the applicable quarter, not the revenue billed by Transcend to Qualified Customers during the applicable quarter, less accrual- based expenses reflected in Transcend's financial statements for the Qualified Customers for the applicable quarter, not the cash expended by Transcend for expenses related to the Qualified Customers during the applicable quarter.

      5. Transcend acknowledges that the Advance paid to PXpert at Closing shall be non- refundable.

      6. PXpert acknowledges that no additional monies are due and payable to PXpert unless and until the Earn-out Factor multiplied by the cumulative Cash Profits, if any, exceeds Forty Thousand Dollars ($40,000). While the maximum Purchase Price under the Agreement is Five Hundred Thousand Dollars ($500,000), it is possible that the Purchase Price might not exceed the amount of the Advance.

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

Other than the Business and the Qualified Customers, Transcend is not acquiring any other asset of PXpert or assuming any liabilities whatsoever of PXpert under the Agreement.

Transcend and PXpert each agree not to solicit the other party's employees or customers for a period of five years after the Closing without the prior written approval of the other party. Further, PXpert agrees not to compete with Transcend in the medical transcription service business for a period of five years after Closing.

Transcend and PXpert further agree to negotiate in good faith to market and sell the other party's services for a period of three years from the date of the Agreement under mutually agreeable terms and conditions to be included in a separate cross-selling agreement that the parties hereto expect to execute on or before or shortly after Closing.

Subject to the satisfaction of the conditions stated in this paragraph, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at Transcend's offices at 11:59:59 p.m E.S.T. on December 31, 2005 (the "Closing"). The Closing is subject to (1) Transcend and PXpert developing a mutually agreeable post-Closing transition plan with respect to the Business and each Qualified Customer; (2) Transcend closing a new, near-final financing facility that is required because Transcend's current financing facility precludes additional acquisitions by Transcend at this time; and (3) approval by the Board of Directors of both Transcend and PXpert. If by the close of business on January 31, 2006 the Closing has not occurred, then any party hereto may thereafter terminate this Agreement by written notice to such effect to the other party hereto; provided, however, that any termination pursuant to this paragraph shall not relieve any party hereto who was responsible for the Closing having not occurred of any liability for (x) such party's willful breach of the provisions of this Agreement or (y) the failure of such party to perform its obligations under this Agreement on such date, if all of the conditions to such party's obligations set forth in this paragraph have been satisfied or waived in writing by the other party.

Any payment received from a Qualified Customer by Transcend that is attributable to accounts receivable for services rendered by PXpert shall be remitted by Transcend to PXpert. Any payment received from a Qualified Customer by PXpert that is attributable to accounts receivable for services rendered by Transcend shall be remitted by PXpert to Transcend. For the first three months after the Closing, PXpert and Transcend shall settle all amounts payable pursuant to this paragraph on a monthly basis, with payment to be made within five days after the end of each month.

Transcend and PXpert each agree, to the extent allowed under governing law, to indemnify and hold the other party harmless from any claim, demand, suit, loss or liability, including reasonable expenses, such as attorney's fees, related thereto, which the indemnified party may sustain as a result of the indemnifying party's breach of its duties to the indemnifying party under the Agreement. As a condition precedent to asserting a right of indemnity, the party seeking indemnification shall have given the indemnifying party timely written notice of the assertion of the claim to which the right of indemnification is claimed to exist.

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

Notwithstanding anything to the contrary set forth in this Agreement, an indemnifying party hereunder shall have no obligation to indemnify a party entitled to indemnification hereunder unless and until the aggregate amount of any and all losses of such indemnification claims made by a party entitled to indemnification hereunder exceeds Ten Thousand Dollars ($10,000) (the "Minimum Aggregate Liability Amount"), after which time indemnification claims may be made for amounts above and below the Minimum Aggregate Liability Amount.

The Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements with regard thereto. The Agreement cannot be assigned, modified or amended, and none of its provisions shall be waived, except by a prior written agreement executed by both parties hereto.

The Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its choice of law principles. In the event that a dispute related to the Agreement arises between the parties hereto (a "Dispute"), the parties hereto agree to first attempt to settle each Dispute through good faith negotiations. If any Dispute is not resolved through good faith negotiations within 30 days, then upon written demand by either party, the parties hereto agree to submit the Dispute to binding arbitration before a single mutually agreeable arbitrator under the then-current rules of the American Arbitration Association. Each party shall bear its own expenses related to the arbitration. The parties agree to share equally the cost of the arbitrator. The decision of the arbitrator regarding the Dispute is final and binding on each party hereto.

If any term, condition or provision contained in the Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, conditions and provisions contained in the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

If the above and foregoing Agreement, including the Exhibits attached hereto, completely and accurately describe the terms and conditions of our agreement, please acknowledge PXpert's acceptance of this Agreement by signing in the space designated below and returning a signed copy of the Agreement to me for Transcend's records. I am enclosing two copies of the Agreement signed by me and a prepaid, addressed FedEx return envelope for your convenience. The other signed copy of the Agreement is for your records.

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

Transcend looks forward to a mutually rewarding, long-term business relationship with PracticeXpert. Thank you for your efforts and the efforts of your team in working with Transcend to develop this relationship and the Agreement.

Sincerely,

Larry G. Gerdes
Chief Executive Officer and President

Accepted on Behalf of PracticeXpert, Inc. Effective on December 31, 2005:

/s/ Jonathan Doctor
Jonathan Doctor
Chief Executive Officer and President


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